                                                                      Exhibit 2


                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT is made as of May 14, 2003 by and among VESTURE CORPORATION, a North Carolina corporation (the "Seller"), R. G. BARRY CORPORATION, an Ohio corporation ("Barry"), and Vesture Acquisition Corp., a North Carolina corporation (the "Buyer").

                                    Recitals:

         WHEREAS, Seller is engaged in the business of developing, producing, selling and/or distributing products that utilize thermal (hot or cold) retention technology for food or beverages or medical or self-care applications, or any products utilizing hot or cold packs (together, the "Business;" and when such term is used herein in reference to any period after the Closing (as herein defined), the term "Business" refers to the business of developing, producing, selling and/or distributing products that utilize thermal (hot or cold) retention technology for food or beverages or medical or self-care applications, or any products utilizing hot or cold packs); and

         WHEREAS, Seller is a wholly-owned subsidiary of Barry; and

         WHEREAS, Buyer is a North Carolina corporation owned by Byron Owens ("Owens") and Steven Wong ("Wong"); and

         WHEREAS, Seller and Barry wish to sell, and Buyer wishes to purchase, certain assets of Seller and Barry, all upon the terms and subject to the conditions set forth below; and

         WHEREAS, Buyer desires to assume certain liabilities of Seller upon the terms and subject to the conditions set forth below;

         NOW, THEREFORE, in consideration of the premises, and the mutual covenants of the parties herein made, and in consideration of the representations, warranties and covenants herein contained, the parties agree as follows:

         SECTION 1. PURCHASE AND SALE OF ASSETS

         1.1 Assets to be Transferred. Upon the terms and subject to the conditions of this Agreement, and except as otherwise provided in Section 1.2, at the closing provided for in Section 4 (the "Closing"), Seller shall sell, assign, transfer and convey (collectively, "transfer") to Buyer, and Buyer shall purchase and accept from Seller, all right, title and interest of Seller in and to the following assets, as the same shall exist on the Closing Date (as also defined in Section 4):

                  (i) all furnishings, trade fixtures, machinery, equipment, furniture, computers, computer software (except as described in Section 1.2 below) and office supplies owned by Seller, including, without limitation, all trade fixtures, machinery and equipment owned by Seller and currently located at Seller's locations at Asheboro, North Carolina and Randleman, North Carolina (collectively, the "Fixed Assets");

                  (ii) all inventories, including raw materials, packaging materials, parts, work-in-process and finished products owned by Seller (collectively, the "Inventory Assets"), including any Inventory Assets currently located in Taiwan or China; provided, however, that the Inventory Assets shall not include any finished products which are not owned by Seller and are being held by Seller or its agents for any customer of Seller including, without limitation, Papa John's, which products Buyer will continue to hold after the Closing Date on the terms set forth in the contract between Seller and Papa John's which is described in Exhibit 3.1(iii);

                  (iii) all tools, shop supplies, tooling, patterns, dies, molds and similar items owned by Seller;

                  (iv) all of Seller's books, records and computer systems documentation (including, without limitation, all customer, distributor, dealer and supplier lists) relating to the Business (other than books and records kept for financial reporting and tax purposes and Seller's minute books, a copy of which shall be delivered to Buyer at Closing), together with all of Seller's prints, sketches, drawings, routing sheets, written specifications, work standards, and manufacturing and process information relating to the Business;

                  (v) any personal property owned by Seller which is not described in paragraphs (i) through (iv) above if located at Seller's locations at Asheboro, North Carolina or Randleman, North Carolina;

                  (vi) all trademarks, patents, trade secrets and proprietary know-how, licenses, and other intellectual and intangible property of Seller used in connection with the Business, including, without limitation, the name "Vesture";

                  (vii) all of Seller's rights arising after the Effective Date (as defined in Section 4) under those customer orders, leases, contracts and other agreements being assumed by Buyer pursuant to paragraphs (i), (ii), and (iii) of Section 3.1 (collectively, the "Contracts");

                  (viii) all items of prepaid expense relating to the Business as of the Closing Date ("Prepaid Expenses"); and

                  (ix) accounts receivable of Seller arising from the operation of the Business after the Effective Date.

         All rights, properties and other assets referred to in paragraphs (i) through (ix) above are herein collectively referred to as the "Transferred Assets."

         1.2 Excluded Assets. The parties to this Agreement expressly understand and agree that Seller will not transfer to Buyer any assets or properties of Seller not specifically referred to in Section 1.1, including, without limitation, all cash of Seller and the accounts receivable of Seller as of the Effective Date ("Excluded Assets"). Excluded Assets also include computer software programs owned by Seller which Seller does not have the right to sell or otherwise transfer to Buyer pursuant to an agreement with a third party and which are set forth on Exhibit 1.2.

         1.3      Transfer of Intellectual Property by Barry.

                  (a) Upon the terms and subject to the conditions of this Agreement, at the Closing, Barry shall transfer to Buyer, and Buyer shall purchase and accept from Barry, all right, title and interest of Barry in and to the trademarks and patents listed on Exhibit 1.3 (the "Exhibit 1.3 Intellectual Property") by transfer documents in form and substance reasonably acceptable to Buyer; provided, however, that Buyer shall grant to Barry at Closing a non-exclusive, royalty-free, perpetual license (the "License") to use the
Exhibit 1.3 Intellectual Property for stadium-type cushions with high school logos to be sold through any and all channels of distribution. The term of the License shall terminate on the second anniversary of the Closing Date if Barry shall have not purchased from Buyer, as provided in Section 1.3(b), at least 50,000 units during the twelve-month period ending on such second anniversary or paid to Buyer a license fee of $50,000 before the end of such second anniversary. If the License does not terminate on the second anniversary of the Closing Date, it will terminate on any subsequent anniversary of the Closing Date if Barry shall have not purchased from Buyer at least 50,000 units during the twelve-month period immediately preceding such anniversary. The grant of the License to Barry on the terms set forth in this Section 1.3 shall be evidenced by a license agreement to be executed and delivered by Buyer and Barry at the Closing in a form reasonably acceptable to Buyer and Barry.

                  (b) Except as provided below, Barry shall purchase all products covered by the License from Buyer at a price equal to 115% of Buyer's standard cost of production for the items produced and on Buyer's standard terms and conditions. Barry agrees to provide Buyer with written orders for such products at least 120 days in advance of the desired delivery date or dates. If Buyer cannot or will not produce and deliver the products in the amounts and at the times required by Barry, Barry shall be permitted to source such products through other means so long as Barry provides Buyer with written evidence of an alternative source that will supply the quantity of product desired by Barry within Barry's delivery requirements.

         1.4 Instrument of Conveyance. In order to effectuate the transfers of the Transferred Assets and the Exhibit 1.3 Intellectual Property contemplated by this Section 1, at the Closing, Barry shall execute and deliver to Buyer an assignment of the Exhibit 1.3 Intellectual Property in form and substance reasonably acceptable to Buyer and dated the Closing Date, and subject to
Section 1.5, Seller shall execute and deliver all such bills of sale and other documents or instruments of assignment, transfer or conveyance, each dated the Closing Date, as shall be reasonably necessary or appropriate to vest in or confirm to Buyer all right, title and interest of Seller in and to the Transferred Assets.

         1.5 Assignment of Contracts. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any of the Contracts, or any claim, right or benefit arising under the Contracts or resulting from the Contracts, if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach of such Contract or would be ineffective. If any such consent has not been obtained as of the Closing Date, or if an attempted assignment of any such Contract would be ineffective, Buyer shall perform the obligations under such Contract in the name of Seller, and Seller will cooperate with Buyer, without additional consideration, in any reasonable arrangement designed to provide for Buyer the benefits under such Contract, including enforcement for the benefit of Buyer (at Buyer's expense) of any and all rights of Seller against a third party thereto arising out of the breach or cancellation by such third party or otherwise. Buyer shall be responsible for all liabilities and obligations of Seller arising in respect of any period after the Effective Date with respect to the Contracts referred to in the preceding sentence (and all such liabilities and obligations shall be Assumed Liabilities for purposes of this Agreement), and shall indemnify Seller and Barry and hold each of them harmless from and against any and all loss, liability and expense in connection with the performance by Buyer of such Contracts as if such Contracts were assigned to Buyer hereunder without regard to the provisions of this Section 1.5; provided, however, that Buyer shall not be required to indemnify Seller or Barry for any loss, liability, or expense relating to a breach by Seller of any of the Contracts on or before the Effective Date or which is incurred as a result of the assignment by Seller to Buyer of a Contract without the consent of a third party.

         SECTION 2. PURCHASE PRICE AND PAYMENT

         2.1      Purchase Price.

         (a) The purchase price (the "Purchase Price") for the Transferred Assets, and the Exhibit 1.3 Intellectual Property, net of Assumed Liabilities, shall be $76,000 (the "Closing Purchase Price"), plus or minus the purchase price adjustment determined in accordance with

Section 2.1(b). Buyer shall pay the Closing Purchase Price to Seller at the Closing in immediately available funds. The amount of the Closing Purchase Price shall be binding on Buyer, Seller and Barry.

         (b) The Purchase Price shall be adjusted as follows: If during the Interim Period (as defined below) Barry or Seller makes a Net Cash Disbursement (as defined below), Buyer shall pay to Seller or Barry the amount of such Net Cash Disbursement in the manner provided in Section 2.2. If, during the Interim Period, Barry or Seller receives Net Cash Proceeds (as defined below), Seller shall pay to Buyer the amount of such Net Cash Proceeds in the manner provided in Section 2.2. As used in this Agreement, the capitalized terms in clauses (i),
(ii), (iii) and (iv) below have the meanings given to such terms in such clauses.

                  (i) "Net Cash Disbursement" means the net amount of cash, if any, disbursed by Barry or Seller directly related to the business activities of Seller after the Effective Date during the Interim Period, including all checks or drafts of Seller issued prior to the Effective Date for which there were insufficient funds in Seller's bank account, which were funded on or after the Effective Date, in the amount of $177,061. The methodology for determining the amount of the "Net Cash Disbursement" or the "Net Cash Proceeds" is set forth in
                  Exhibit 2 to this Agreement.

                  (ii) "Net Cash Proceeds" means the net amount of cash, if any, received by Seller and Barry during the Interim Period directly related to the business activities of Seller occurring after the Effective Date.

                  (iii) "Interim Period" means the period beginning on March 29, 2003 and ending on the day immediately preceding the Closing Date.

                  (iv) "Interim Period Adjustment" means the payment required to be made by Buyer to Seller, or Seller to Buyer, to reflect any Net Cash Disbursements or Net Cash Proceeds, as the case may be, in accordance with this Section 2.1.

         2.2      Determination and Payment of Interim Period Adjustment.

         (a) On or before the fifteenth day following the Closing Date, Seller shall prepare and deliver to Buyer a statement of the Interim Period Adjustment, setting forth in reasonable detail the method of computation (the "Interim Period Statement"). The Interim Period Statement shall also set forth the amount payable by Buyer to Seller or by Seller to Buyer, as the case may be. On or before the fifteenth day following its receipt of the Interim Period Statement, Buyer shall notify Seller in writing if it disagrees (stating in detail the nature of any disagreement) with the manner in which the Interim Period Statement has been prepared or the amount of the Interim Period Adjustment reflected in the Interim Period Statement. If Buyer fails to give such notice to Seller within such 15-day period, Buyer shall be deemed to have accepted the Interim Period Statement in the form submitted to Buyer by Seller.

         (b) In connection with Buyer's review of the Interim Period Statement, Seller shall give Buyer access to all work papers and other materials and documents used or produced in connection with the preparation of the Interim Period Statement. In the event that there shall be a dispute as to the manner in which the Interim Period Statement has been prepared or as to the amount of the Interim Period Adjustment, the parties shall use their best efforts to resolve such dispute within ten (10) days of Seller's receipt of Buyer's statement of disagreement with the Interim Period Statement. Any unresolved dispute shall be submitted promptly for determination by the parties to the accounting firm of Dixon Odom PLLC (the "Accountants"), and the determination by the Accountants shall be made within 60 days following the submission to them of such dispute and shall be binding upon Seller and Buyer. Seller and Buyer shall share in equal amounts the fees and expenses of the Accountants. Absent manifest error, any such determination by the Accountants shall be final and binding upon the parties for purposes of determining the Interim Period Statement, and the final Purchase Price.

         (c) Within ten (10) days following the date on which the amount of the Interim Period Adjustment has been determined (either by agreement of the parties or by the Accountants), Buyer shall pay to Seller an amount equal to the Net Cash Disbursements if there has been a Net Cash Disbursement during the Interim Period, and Seller shall pay to Buyer the amount of Net Cash Proceeds if there have been Net Cash Proceeds during the Interim Period. All such amounts shall be paid in cash or immediately available funds together with interest thereon at the rate of nine percent (9%) per annum from the Closing Date through the date of payment. At the election of Buyer, Buyer may deliver to Seller, as partial payment of the Interim Period Adjustment owing by Buyer to Seller, a promissory note evidencing a principal amount not to exceed the lesser of $290,000 or the Interim Period Adjustment less $124,000. Any such promissory note will have the following terms and conditions: (i) such note shall be due and payable in full on December 1, 2004, (ii) interest shall accrue at the rate of nine percent (9%) per annum, and (iii) if at the end of any calendar month prior to November 2004, Buyer has cash or cash equivalents in excess of the sum of the outstanding balance under its bank credit agreement plus $300,000, Buyer shall make a prepayment of the indebtedness under the note in the amount of such excess within 30 days of the end of such month. From the date of this Agreement through the date on which such promissory note is paid in full, Buyer will supply Seller and Barry with balance sheets of Buyer as of the last day of each calendar quarter, which will be delivered to Seller and Barry within 45 days after the end of each such quarter.

         2.3      [RESERVED]

         2.4 Allocation of Purchase Price. Within thirty (30) days after the Closing Date, Seller, Barry and Buyer will decide on the appropriate allocation of the Purchase Price among the Transferred Assets and the Exhibit
1.3 Intellectual Property for purposes of reporting such allocation on their respective federal income tax returns. The parties will file any statements required by the Internal Revenue Code of 1986, as amended (the "Code") (including an Asset Acquisition Statement under Section 1060 of the Code on Form
8594) within the time periods provided by the Code.

         2.5 Additional Consideration. As additional consideration for the Transferred Assets and the Exhibit 1.3 Intellectual Property, Buyer shall pay to Seller (i) an amount equal to ten percent (10%) of the net sales of Buyer in excess of $4.5 million for each of the twelve month periods ending on December 31, 2004 (the "2004 Period") and December 31, 2005 (the "2005 Period"), (ii) an amount equal to four percent (4%) of the net sales of Buyer in excess of $4.5 million for the twelve month period ending on December 31, 2006 (the "2006 Period"), and (iii) an amount equal to ten percent (10%) of the net sales of Buyer for the period commencing on the first day following the Effective Date and ending on December 31, 2003 (the "2003 Period") in excess of the difference between $4.5 million and the net sales of Seller from December 29, 2002 through the Effective Date. For purposes of this Section 2.5, the "net sales" of Buyer shall mean the gross sales of products related to the Business by Buyer and all subsidiaries and other affiliates of Buyer less returns and discounts on such sales and shall be determined in accordance with generally accepted accounting principles ("GAAP") and Seller's historical accounting practices. Within 30 days after the completion of the 2003 Period and within 30 days after the completion of each six-month period during the 2004 Period, the 2005 Period and the 2006

Period, Buyer shall furnish to Seller a statement in writing (a "Reporting Statement") showing Buyer's net sales for the applicable reporting period and the method by which such net sales were determined, including a breakdown of sales by customer, products sold and product price and accompanied by a statement, certified by the chief accounting officer of Buyer, confirming, to the best knowledge of such officer, the accuracy of the information furnished to Seller. The Reporting Statements shall also be accompanied by payment in full of the amount of the additional consideration owed to Seller for the relevant reporting period, if any. Seller shall have the right, exercisable at any time within 30 days following its receipt of a Reporting Statement, to review the books and records of Buyer and its subsidiaries and other affiliates, if any, to confirm the accuracy of the information presented in the Reporting Statement and the accuracy of the amount of any payment accompanying such Reporting Statement. Seller and Barry agree that any information provided under this Section 2.5 shall be kept strictly confidential and only used for the purpose provided for herein.

         SECTION 3. ASSUMPTION OF LIABILITIES

         3.1 Liabilities Assumed by Buyer. As additional consideration for the Transferred Assets, except as provided in Section 3.2, Buyer agrees, upon the terms and subject to the conditions set forth herein, to assume, at the Closing, the following liabilities, obligations and contingent and future liabilities and obligations of Seller:

                  (i) Seller's obligations under all agreements or commitments to purchase materials, supplies or services listed on Exhibit 3.1(i) hereto and all other agreements or commitments to purchase materials, supplies or services which are in effect on the Closing Date and which have been entered into in the Ordinary

                  Course of Business (as defined below) from April 29, 2003 through the Closing Date;

                  (ii) Seller's obligations in respect of the customer orders listed on Exhibit 3.1(ii) hereto together with all other customer orders outstanding or being held for shipment on the Closing Date which have been entered into in the Ordinary Course of Business from April 29, 2003 through the Closing Date;

                  (iii) All liabilities and obligations arising after the Effective Date under all contracts, agreements and commitments relating to the Business to which Seller is a party and which are set forth on Exhibit 3.1(iii) and under all other contracts, agreements and commitments entered into by Seller in the Ordinary Course of Business from the date of this Agreement through the Closing Date;

                  (iv) All current liabilities of Seller, excluding state and federal income tax receivables or payables, as of the Effective Date, as reflected on the calculation of closing purchase price in the form attached hereto as Exhibit 3.1(iv) (the "Calculation of Closing Purchase Price"), and which have not been paid in full as of the Closing Date plus all current liabilities of Seller (determined in accordance with GAAP and Seller's historical accounting practices), excluding state and federal income tax receivables or payables and severance or other liabilities relating to the termination of Seller's employees, incurred by Seller after the Effective Date in the Ordinary Course of Business and outstanding on the Closing Date (collectively, the "Current Liabilities");

                  (v) All payroll and other employee-related expenses and liabilities as of the Effective Date, as reflected on the Calculation of Closing Purchase Price under the current liabilities heading and which have not been paid or settled in full as of the Closing Date, plus all such employee obligations incurred or accrued after the Effective Date in the Ordinary Course of Business and outstanding on the Closing Date (collectively, the "Employee Obligations");

                  (vi) All accrued and unpaid sales commissions reflected on the books of Seller as of the Effective Date, as reflected on the Calculation of Closing Purchase Price under the current liabilities heading and which have not been paid in full as of the Closing Date plus all such commission obligations incurred after the Effective Date in the Ordinary Course of Business and outstanding on the Closing Date (collectively, the "Commission Obligations");

                  (vii) The Litigation Liabilities (as defined in and subject to the limitations of Section 12) as and when incurred by Seller or Barry; and

                  (viii) All liabilities and obligations of Seller for warranty claims for product replacement or repair asserted on or after the Effective Date with respect to products produced by Seller, other than liabilities arising from claims for (a) personal injury (including death) or (b) damage to tangible property (except damage to products produced by Seller) or claims relating to products shipped directly by Barry.

         All of the liabilities, obligations and contingent and future liabilities and obligations of Seller referred to in paragraphs (i) through
(viii) above are herein collectively referred to as the "Assumed Liabilities." For purposes of this Section 3.1, a liability, expense or obligation will be deemed to have been incurred by Seller in the "Ordinary Course of Business" or any other action will be deemed to have been taken by Seller in the "Ordinary Course of Business" if the liability, expense or obligation was incurred, or any other action was taken, by or with the knowledge of Byron Owens or any employee of Seller, except for such liabilities, expenses or obligations incurred, or other actions taken, by an employee of Seller at the direction of Barry and without the knowledge of Byron Owens.

         3.2 Liabilities Not Assumed by Buyer. Buyer shall not assume or take title to the Transferred Assets subject to, or in any way be liable or responsible for, any liabilities or obligations of Seller except as specifically provided in Section 3.1. Without limiting the generality of the foregoing, Buyer shall not assume or take title to the Transferred Assets subject to any liability or obligation of Seller arising from claims for personal injury (including death) or damage to tangible property (except damage to products produced by Seller and covered by Seller's repair and replacement warranties) with respect to products produced by Seller and shipped prior to the Effective Date. Buyer shall not assume any intercompany payables to the extent such payables are owed by Seller to Barry.

         SECTION 4. CLOSING AND CLOSING DATE

         The Closing of the purchase and sale of the Transferred Assets and the
Exhibit 1.3 Intellectual Property shall take place at the offices of Seller at 10:00 A.M. local time on May 21, 2003, or such other place, time or date as the parties may mutually agree in writing (such time and date being referred to herein as the "Closing Date"). Notwithstanding the foregoing, it is the intention of the parties that the closing of the purchase and sale of the Transferred Assets and the Exhibit 1.3 Intellectual Property under this Agreement shall be deemed to have occurred "as of" the close of business on March 29, 2003 (such date and time, the "Effective Date"), and that, if the Closing occurs, the operation of the Business from and after the Effective Date shall be for Buyer's account, subject to the terms of this Agreement.

         SECTION 5. REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants to Buyer that the statements contained in this Section 5 are true and correct as of the date of this Agreement or, if made as of a specified date, as of such date, except as modified by Seller's Disclosure Schedule attached hereto as Exhibit 5.

         5.1 Organization, Power and Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina, and is duly qualified to do business as a foreign corporation in every other state in respect of which the conduct of its business would require such qualification, except where failure to so qualify would not have a materially adverse effect upon its assets or business. Seller has full corporate power and authority to own and operate the Transferred Assets and to carry on the Business as now being conducted. Seller has full corporate power and authority to enter into, and be bound by the terms and conditions of, this Agreement, and to transfer the Transferred Assets to Buyer pursuant to this Agreement.

         5.2 Due Authority; No Breach. The execution, delivery and performance by Seller of this Agreement and of every other agreement or instrument to be executed and delivered by Seller pursuant to this Agreement, and the performance by Seller of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action. This Agreement is a legal, valid and binding obligation of Seller, and each other agreement or instrument to be executed and delivered by Seller pursuant to this Agreement, when executed and delivered by Seller, in accordance with the provisions hereof and thereof, will be a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other similar laws from time to time in effect which affect the enforcement of creditors' rights in general and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). All persons who have executed this Agreement on behalf of Seller, or who will execute on behalf of Seller any agreement or instrument contemplated by this Agreement, have been duly authorized to do so by all necessary corporate action. Assuming receipt by Barry and Seller of the consents of the Huntington National Bank and Metropolitan Life Insurance Company to the transactions contemplated by this Agreement, the receipt of which consents are conditions to Buyer, Seller and Barry's obligations under this Agreement and except as otherwise disclosed in Exhibit 5 to this Agreement, neither the execution and delivery of this Agreement or any other agreement or instrument to be executed or delivered by Seller pursuant to this Agreement nor the consummation by Seller of the transactions contemplated hereby or thereby will (i) conflict with or result in any violation of or constitute a default under any provision of the charter (articles) or by-laws (regulations) of Seller or any mortgage, bond, indenture, agreement, franchise or other instrument or obligation to which Seller is a party or by which Seller is bound, (ii) result in the creation of any lien or other encumbrance upon any of the Transferred Assets pursuant to the terms of any such mortgage, bond, indenture, agreement, franchise or other instrument or obligation, or (iii) violate any judgment, order, injunction, decree or award of any court, administrative agency or government body against, or binding upon, Seller, or upon the securities, property or business of Seller; or (iv) constitute a violation by Seller of any law or regulation of any jurisdiction as such law or regulation relates to Seller, or to the securities, property or business of Seller.

         5.3      Ownership of Transferred Assets.

                  (a) On the Closing Date, Seller will be the owner of, and will have good title to, the Transferred Assets described in paragraphs (i),
(ii) and (iii) of Section 1.1, free and clear of any liens or other encumbrances, other than (i) liens or encumbrances that will terminate upon payment of an Assumed Liability, or (ii) liens for personal property taxes or ad valorem taxes not yet payable ("Permitted Liens"). At the Closing, Seller will transfer good title to such Transferred Assets described in paragraphs (i), (ii) and (iii) of Section 1.1 to Buyer free and clear of any liens or other encumbrances, other than Permitted Liens.

                  (b) On the Closing Date, Barry will be the owner of, and will have good title to, the Exhibit 1.3 Intellectual Property. At the Closing, Barry will transfer the Exhibit 1.3 Intellectual Property to Buyer free and clear of any liens or other encumbrances, other than Permitted Liens.

         5.4 Governmental Approval. No material consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any governmental authority is required in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby.

         5.5 No Undisclosed Liabilities. To Seller's Knowledge (as defined in Section 15.12), other than the Assumed Liabilities, Seller has no liabilities or obligations of any kind, whether accrued, absolute, contingent or otherwise, which will become liabilities or obligations of Buyer after the Closing.

         5.6 Patents, Trademarks, Etc. Exhibit 5 hereto sets forth all material patents, trademarks, copyrights, service marks and trade names of Seller, all applications for any of the foregoing, and all permits, grants and licenses or other rights running to or from Seller relating to any of the foregoing. Except for the Exhibit 1.3 Intellectual Property and the items listed in Exhibit 5, to Seller's Knowledge, there are no patents, trademarks, copyrights, service marks or trade names, or licenses of any thereof, necessary to operate the Business as presently conducted. Except for the patents which are the subject of the Litigation (as defined in Section 12.1) as to which no representation is given, to Seller's Knowledge, Seller and Barry have, and immediately following the Closing the Buyer will have, the right to use, free and clear of any claims or rights of others, all patents, trademarks, copyrights, service marks, trade names, trade secrets, know-how, processes, designs and other technology (including all inventions) or information utilized in or incident to the Business as presently conducted, and such use does not infringe or violate any patent, trademark, copyright, service mark, trade name or any other right of any other person or other entity.

         5.7 Compliance with Law. To Seller's Knowledge, Seller has conducted the Business, currently and at all times during the past five (5) years, in material compliance with all federal, state and local laws, rules, regulations, permits, licenses and authorizations.

         5.8 Environmental Compliance. To Seller's Knowledge, Seller is currently operating the Business, and at all times during the past five (5) years has operated the Business, in material compliance with all federal, state and local laws, rules, regulations, permits, licenses and authorizations relating to environmental protection and conservation ("Environmental Laws"). Seller is not aware of, nor has it received notice of during the past three years, any asserted past or present violation of Environmental Laws or any circumstances that (a) may interfere with or prevent continued compliance, or
(b) may give rise to any liability, or (c) may form the basis of any claim under any Environmental Laws relating to the operation of the Business.

         5.9 Labor Matters. Exhibit 5 contains a list of all current employees of Seller, together with the present salary or hourly wages of each. To Seller's Knowledge, except as set forth on Exhibit 5, there are no controversies pending or threatened between Seller and any of its employees, former employees, or job applicants and Seller has not taken or failed to take any action which would provide a reasonable basis for such a controversy. To Seller's Knowledge, Seller has complied in all material respects with all laws applicable to it relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining and the payment of social security, unemployment compensation and similar taxes.

         5.10 Employee Benefit Plans. There exist no facts or circumstances regarding any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) which may give rise pursuant to ERISA or any other federal or state law, or pursuant to any contract or agreement, (i) to any tax, penalty, liability, debt, obligation or reporting requirement upon Buyer or any of its affiliated corporations, directors, officers or employees (other than taxes associated with the receipt of benefits), or (ii) to any lien or encumbrance upon any of the properties or assets of Seller being acquired by Buyer pursuant to this Agreement, to the Pension Benefit Guaranty Corporation, the IRS, the United States Department of Labor or any other governmental agency or to any other person or entity, including, without limitation, to any such employee benefit plan. Neither Buyer nor any of its affiliated corporations, directors, officers or employees shall incur any tax, penalty, liability, debt or obligation for failing to provide health care continuation coverage to any of the following persons who are participating as of the Closing Date in any group health plan(s), as that term is defined in Code Section 5000(b)(1), of Seller: (i) any of Seller's employees, or former employees, who are not hired by Buyer; (ii) the spouses, former spouses, dependents or former dependents of such employees; or (iii) any of Seller's employees, or former employees, who are hired by Buyer, or their spouses, former spouses, dependents or former dependents, who have preexisting conditions which are not covered by the group health insurance plan(s), if any, offered by Buyer. Buyer shall have no liability as a result of any failure of Seller to offer or provide continuation coverage to any M&A qualified beneficiary, as defined in Treas. Reg. Sec. 54.4980B-9, Q&A 4(a). Exhibit 5 contains a listing of all employee benefit plans, as defined in Section 3(3) of ERISA, maintained by Seller or Barry and in which employees of the Seller participate.

         5.11 Seller Products. To Seller's Knowledge, (a) there are no statements, citations or decisions by any governmental or regulatory body specifically stating that any product designed, manufactured, marketed or distributed during the past three (3) years by the Seller ("Seller Product(s)") is defective or unsafe or fails to meet any standards promulgated by any governmental or regulatory body, and (b) except as set forth in Exhibit 5, there have been no recalls ordered by any such governmental or regulatory body with respect to any Seller Product. To Seller's Knowledge, (i) no fact exists relating to any Seller Product that may impose upon the Seller a duty to recall any Seller Product or a duty to warn customers of a defect in any Seller Product, (ii) there is no latent or overt design, manufacturing or other defect in any Seller Product, and (iii) there is no liability for warranty claims or returns with respect to any Seller Product in excess of the Seller's reserve for warranty claims as of the Effective Date.

         5.12 Contracts. To Seller's Knowledge, other than the Contracts, Seller is not a party to any contracts, agreements or other binding commitments that are material to the Business.

         5.13 No Other Representations. Except as set forth in this Section 5, Seller makes no representation or warranty whatsoever, either express or implied, including, without limitation,

NO WARRANTY AS TO FITNESS FOR USE, FOR A PARTICULAR PURPOSE, OPERABILITY OR MERCHANTABILITY as to any of the Transferred Assets or the Exhibit 1.3 Intellectual Property and, in that respect, the Transferred Assets and the
Exhibit 1.3 Intellectual Property shall be transferred to Buyer, except as set forth in this Section 5, "AS IS, WHERE IS AND WITH ALL FAULTS." Except as set forth in Section 5.6, Seller makes no representation or warranty to Buyer with respect to whether or not the Transferred Assets described in Section 1.1(vi) or the Exhibit 1.3 Intellectual Property, or any activities, operations or practices using the Transferred Assets described in Section 1.1(vi) or the
Exhibit 1.3 Intellectual Property, infringe or violate any patent, trademark or other intellectual property rights of any other person, or whether the continued use or operation of the Business of Seller as it is presently conducted or the conduct of the Business with variations or changes will infringe or violate any patent, trademark or other intellectual property rights of any other person. Except as set forth in Section 5.6, Seller also makes no representation or warranty with respect to whether or not Buyer will have the right to use or practice the Transferred Assets described in Section 1.1(vi) or the Exhibit 1.3 Intellectual Property free and clear of patent, trademark or other intellectual property claims or rights of other persons.

         SECTION 6. REPRESENTATIONS AND WARRANTIES OF BARRY

         Barry hereby represents and warrants to Buyer that the statements contained in this Section 6 are true and correct as of the date of this Agreement or, if made as of a specified date, as of such date, except as modified by Barry's Disclosure Schedule attached hereto as Exhibit 6.

         6.1 Organization, Power and Authority. Barry is a corporation duly organized, validly existing and in good standing under the laws of its state of organization, and is duly qualified to do business as a foreign corporation in every other state in respect of which the conduct of its business would require such qualification, except where failure to so qualify would not have a materially adverse effect upon its assets or business. Barry has full corporate power and authority to enter into, and be bound by the terms and conditions of, this Agreement, and to transfer the
Exhibit 1.3 Intellectual Property to Buyer pursuant to this Agreement.

         6.2 Due Authority; No Breach. The execution, delivery and performance by Barry of this Agreement and of every other agreement or instrument to be executed and delivered by Barry pursuant to this Agreement, and the performance by Barry of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action. This Agreement is a legal, valid and binding obligation of Barry, and each other agreement or instrument to be executed and delivered by Barry pursuant to this Agreement, when executed and delivered by Barry in accordance with the provisions hereof and thereof, will be a legal, valid and binding obligation of Barry, in each case enforceable against Barry in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other similar laws from time to time in effect which affect the enforcement of creditors' rights in general and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Each individual who has executed this Agreement on behalf of Barry, or who will execute on behalf of Barry any agreement or instrument contemplated by this Agreement, has been duly authorized to do so by all necessary corporate action. Assuming receipt by Barry and Seller of any required consents of the Huntington National Bank and Metropolitan Life Insurance Company to the transactions contemplated by this Agreement, the receipt of which consents, if required, are conditions to Buyer, Seller and Barry's obligations under this Agreement and except as otherwise disclosed in Exhibit 6 to this Agreement, neither the execution and delivery of this Agreement or any other agreement or instrument to be executed or delivered by Barry pursuant to this Agreement nor the consummation by Barry of the transactions contemplated hereby or thereby will (i) conflict with or result in any violation of or constitute a default under any provision of the charter (articles) or by-laws (regulations) of Barry or any mortgage, bond, indenture, agreement, franchise or other instrument or obligation to which Barry is a party or by which it is bound, (ii) result in the creation of any lien or other encumbrance upon the Exhibit 1.3 Intellectual Property pursuant to the terms of any such mortgage, bond, indenture, agreement, franchise or other instrument or obligation, or (iii) violate any judgment, order, injunction, decree or award of any court, administrative agency or government body against, or binding upon, Barry, or upon the securities, property or business of Barry; or (iv) constitute a violation by Barry of any law or regulation of any jurisdiction as such law or regulation relates to Barry or to the securities, property or business of Barry.

         6.3      Ownership of Exhibit 1.3 Intellectual Property

                  (a) On the Closing Date, Seller will be the owner of, and will have good title to, the Transferred Assets described in paragraphs (i),
(ii) and (iii) of Section 1.1 free and clear of any liens or other encumbrances, other than Permitted Liens. At the Closing, Seller will transfer good title to such Transferred Assets described in paragraphs (i), (ii) and (iii) of Section
1.1 to Buyer free and clear of any liens or other encumbrances, other than Permitted Liens.

                  (b) On the Closing Date, Barry will be the owner of, and will have good title to, the Exhibit 1.3 Intellectual Property. At the Closing, Barry will transfer the Exhibit 1.3 Intellectual Property to Buyer free and clear of any liens or other encumbrances, other than Permitted Liens.

         6.4 Accuracy of Representations and Warranties of Seller. Except as set forth in Exhibit 5 regarding the representations and warranties of Seller, to Barry's Knowledge (as defined in Section 15.12), the representations and warranties made by Seller in
Section 5 are true and correct.

         6.5 Barry Ownership of Assets in Asheboro and Randleman. None of the trade fixtures, machinery or equipment located at Seller's locations in Asheboro, North Carolina and Randleman, North Carolina is owned by Barry.

         6.6 No Other Representations. Except as set forth in this Section 6, Barry makes no representation or warranty whatsoever, either express or implied, including, without limitation, NO WARRANTY AS TO FITNESS FOR USE, FOR A PARTICULAR PURPOSE, OPERABILITY OR MERCHANTABILITY as to any of the Transferred Assets or the Exhibit 1.3 Intellectual Property and, in that respect, the Transferred Assets and the Exhibit 1.3 Intellectual Property shall be transferred to Buyer "AS IS, WHERE IS AND WITH ALL FAULTS." Anything in this Agreement or elsewhere to the contrary notwithstanding, Barry makes no representation or warranty to Buyer with respect to whether or not the Transferred Assets described in Section 1.1(vi) or the Exhibit 1.3 Intellectual Property, or any activities, operations or practices using the Transferred Assets described in Section 1.1(vi) or the Exhibit 1.3 Intellectual Property, infringe or violate any patent, trademark or other intellectual property rights of any other person, or whether the continued use or operation of the Business of Seller as it is presently conducted or the conduct of the Business with variations or changes will infringe or violate any patent, trademark or other intellectual property rights of any other person. Barry also makes no representation or warranty with respect to whether or not Buyer will have the right to use or practice the Transferred Assets described in Section 1.1(vi) or the Exhibit 1.3 Intellectual Property free and clear of patent, trademark or other intellectual property claims or rights of other persons.

         SECTION 7. REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Seller and Barry that the statements contained in this Section 7 are true and correct as of the date of this Agreement or, if made as of a specified date, as of such date, except as modified by Buyer's Disclosure Schedule attached hereto as Exhibit 7.

         7.1 Organization, Power and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina. Buyer has full power and authority to enter into, and be bound by, the terms and conditions of, this Agreement.

         7.2 Due Authority; No Breach. The execution, delivery and performance by Buyer of this Agreement and of every other agreement or instrument to be executed and delivered by Buyer pursuant to this Agreement, and the performance by Buyer of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action. This Agreement is a legal, valid and binding obligation of Buyer, and each other agreement or instrument to be executed and delivered by Buyer pursuant to this Agreement, when executed and delivered by Buyer, will be a legal, valid and binding obligation of Buyer, in each case enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other similar laws from time to time in effect which affect the enforcement of creditors' rights in general and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). All persons who have executed this Agreement on behalf of Buyer, or who will execute on behalf of Buyer any agreement or instrument contemplated by this Agreement, have been duly authorized to do so by all necessary corporate action. Neither the execution and delivery by Buyer of this Agreement or any other agreement or instrument to be executed and delivered by Buyer pursuant to this Agreement nor the consummation by Buyer of the transactions contemplated hereby or thereby will (i) conflict with or result in any violation of, or constitute a default under, any provision of the charter or by-laws of Buyer or any mortgage, bond, indenture, agreement, franchise or other instrument or obligation to which Buyer is a party or by which it or its assets are bound;
(ii) violate any judgment, order, injunction, decree or award of any court, administrative agency or governmental body against, or binding upon, Buyer or upon the securities, property or business of Buyer; or (iii) constitute a violation by Buyer of any law or regulation of any jurisdiction as such law or regulation relates to Buyer or the securities, property or business of Buyer.

         7.3 Governmental Approval. No material consent, approval, waiver or order or authorization of, or registration, declaration or filing with, any governmental authority is required in connection with the execution and delivery of this Agreement by Buyer, or the consummation by Buyer of the transactions contemplated hereby.

         SECTION 8. CONDITIONS TO THE OBLIGATIONS OF SELLER AND BARRY

         The obligations of Seller and Barry to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or before the Closing Date, of the following conditions (subject to the right of Seller and Barry to waive any such condition):

         8.1 Representations and Warranties True. All of the representations and warranties of Buyer contained in this Agreement or in any certificate, document or instrument delivered pursuant hereto shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date.

         8.2 Covenants and Agreements Performed. Buyer shall have performed or complied with or delivered all covenants, agreements, conditions or documents required by this Agreement to be performed, complied with or delivered by Buyer prior to or on the Closing Date.

         8.3 Delivery of Payments. Buyer shall have delivered to Seller and Barry at the Closing the Closing Purchase Price.

         8.4 Assumption Agreement. Buyer shall have executed and delivered to Seller at the Closing an assignment and assumption agreement in a form reasonably acceptable to Buyer and Seller (the "Assumption Agreement").

         8.5 Consent of Barry's Lenders and Release of Security Interests. Barry and Seller shall have obtained, on or before the Closing, from the Huntington National Bank and the Metropolitan Life Insurance Company (the "Lenders") written consent, if required, of each of the Lenders to the transactions provided for in this Agreement and their complete and unconditional release of any and all security interests in the Transferred Assets and the
Exhibit 1.3 Intellectual Property held by them.

         8.6. Officers' Certificate. Seller and Barry shall have been furnished at the Closing with a certificate executed on behalf of Buyer by its President or a Vice President and attested by its Secretary, dated the Closing Date, representing and certifying, in such detail as Seller and Barry may reasonably request, that the conditions set forth in Sections 8.1, 8.2 and 8.7 have been fulfilled at or prior to the Closing Date, and that Buyer is not in default under any provision of this Agreement.

         8.7 No Actions, Suits or Proceedings. Except for the Litigation (as defined in Section 12.1), no action, suit or proceeding shall be pending or, to the knowledge of Seller, Barry or Buyer, threatened, before any court or governmental body to restrain or prohibit, or to obtain damages or a discovery order in respect of, this Agreement or the consummation of the transactions contemplated hereby.

         8.8 Waiver of Severance by Employees. Seller shall have obtained a waiver of all rights to severance payments from Seller from each of the employees who intend to accept employment with Buyer following the Closing.

         8.9 Assignment of Papa John's Agreement. Buyer shall have obtained the consent of Papa John's Support Services, Inc. ("Papa John's") to Seller's assignment to Buyer of the Third Amended Purchase Agreement between Seller and Papa John's (the "Papa John's Agreement").

         SECTION 9. CONDITIONS TO THE OBLIGATIONS OF BUYER

         The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or before the Closing Date, of the following conditions (subject to the right of Buyer to waive any such condition):

         9.1 Representations and Warranties True. All of the representations and warranties of Seller and of Barry contained in this Agreement or in any certificate, document or instrument delivered by them pursuant hereto shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date.

         9.2 Covenants and Agreements Performed. Each of Seller and Barry shall have performed or complied with or delivered all covenants, agreements, conditions or documents required by this Agreement to be performed, complied with or delivered by it prior to or on the Closing Date.

         9.3 Consent of Barry's Lenders and Release of Security Interests. Barry and Seller shall have obtained, on or before the Closing, from each of the Lenders the written consent, if required, of each of the Lenders to the transactions provided for in this Agreement and their complete and unconditional release of any and all security interests in the Transferred Assets and the Exhibit 1.3 Intellectual Property held by them.

         9.4 No Actions, Suits or Proceedings; No Adverse Material Event. Except for the Litigation (as defined in Section 12.1), (a) no action, suit or proceeding shall be pending or, to the knowledge of Buyer, Seller or Barry, threatened, before any court or governmental body to restrain or prohibit, or to obtain damages or a discovery order in respect of, this Agreement or the consummation of the transactions contemplated hereby or which has had or may have, in the reasonable judgment of Buyer, a materially adverse effect on the Transferred Assets, the Exhibit 1.3 Intellectual Property or the Business and
(b) no other event shall have occurred which has had or may have, in the reasonable judgment of Buyer, a materially adverse effect on the Transferred Assets, the Exhibit 1.3 Intellectual Property or the Business.

         9.5 Instruments of Conveyance. Seller and Barry shall have executed and delivered to Buyer the instruments of conveyance contemplated by
Section 1.4 and the Assumption Agreement, in form and substance reasonably satisfactory to Buyer, together with executed copies of all consents, if any, of third parties which have been obtained by Seller or Barry in connection with any assignment, transfer, conveyance or recording contemplated hereby.

         9.6 Officers' Certificates. Buyer shall have been furnished with a certificate executed on behalf of Seller by its President or any Vice President and attested by its Secretary, dated the Closing Date, representing and certifying, in such detail as Buyer may reasonably request, that the conditions set forth in Sections 9.1, 9.2, 9.3 and 9.4 (as applicable to Seller only) have been fulfilled at or prior to the Closing Date, and that Seller is not in default under any provision of this Agreement. In addition, Buyer shall have been furnished with a certificate executed on behalf of Barry by its President or any Vice President and attested by its Secretary, dated the

Closing Date, representing and certifying, in such detail as Buyer may reasonably request, that the conditions set forth in Sections 9.1, 9.2, 9.3 and
9.4 (as applicable to Barry only) have been fulfilled at or prior to the Closing Date, and that Barry is not in default under any provision of this Agreement.

         9.7 Financing. Buyer shall have secured financing to finance the acquisition of the Transferred Assets and the Exhibit 1.3 Intellectual Property and to conduct its business thereafter on terms reasonably satisfactory to Buyer.

         9.8 Assignment of Papa John's Agreement. Seller shall have obtained the consent of Papa John's to Seller's assignment of the Papa John's Agreement to Buyer.

         SECTION 10. COVENANTS AND AGREEMENTS OF THE PARTIES

         10.1 Access. Until the Closing, Seller shall give the officers, attorneys, accountants and other authorized representatives of Buyer full access, during normal business hours and upon reasonable notice, to all of the historical records, properties and personnel of Seller relating to the Transferred Assets, the Exhibit 1.3 Intellectual Property and the Business. Seller and Barry shall cause their employees, accountants and attorneys to cooperate fully with such representatives in connection with such review and examination; provided, however, that Buyer will hold in strict confidence and not use for its own benefit the documents and information furnished concerning Seller, Barry, the Transferred Assets, the Exhibit 1.3 Intellectual Property and the Business; and, if the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and all such documents and all copies thereof shall immediately thereafter be returned to Seller and Barry. No such investigation by the representatives of Buyer of the historical records, properties and personnel of Seller and Barry shall affect the continuing validity or effect of, or prejudice or constitute a waiver of any right of

Buyer with respect to, the representations and warranties of Seller and Barry contained in this Agreement.

         10.2 Litigation. Until the Closing, each of Buyer, Seller and Barry shall promptly notify the other parties of any action, suit, proceeding, claim or investigation as to which they have knowledge which is threatened or commenced after the date of this Agreement against Buyer, Seller or Barry, as the case may be, or against any of their respective officers, employees, agents, consultants or directors, which involves the Transferred Assets, the Exhibit 1.3 Intellectual Property, the Business, this Agreement or the transactions contemplated by this Agreement.

         10.3 Expenses of Sale. Seller and Barry, on the one hand, and Buyer, on the other hand, shall bear their own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated hereby. Such expenses of Seller and Barry will not be Assumed Liabilities and shall not be reflected in the Interim Period Adjustment. Buyer shall be liable for all applicable sales and use taxes payable in connection with the transfer of the Transferred Assets and the Exhibit 1.3 Intellectual Property to Buyer, and Buyer and Seller agree to cooperate to obtain all available exemptions from such taxes.

         10.4 Consents. Buyer, Seller and Barry shall use their best efforts to obtain prior to the Closing all requisite consents of third parties required to be received by each of them in connection with the consummation of the transactions contemplated hereby.

         10.5 Publicity. The parties agree that no publicity release or public announcement concerning the transactions contemplated hereby shall be issued without the advance approval of the form and substance thereof by Buyer, Seller and Barry; except that this Section 10.5 shall not be applicable to any public announcement or regulatory filing by Barry which its legal counsel determines is required under applicable securities laws and regulations or the rules of the New York Stock Exchange.

         10.6 Books and Records. Seller agrees that all of Seller's books and records not transferred to Buyer shall be removed by Seller promptly after the Closing Date. Barry, Seller and Buyer shall have the right, at their own expense, at any time or from time to time after the Closing Date during reasonable business hours upon reasonable notice to inspect, and make copies of or extracts from, any of the books and records relating to the Transferred Assets, the Exhibit 1.3 Intellectual Property and to the operation of the Business prior to the Closing Date in the possession of the other or others. None of such books and records in the possession of Seller, Buyer or Barry, as the case may be, shall be destroyed prior to December 31, 2008, without the consent of the other parties unless first reproduced by microfilm or any other similar process.

         10.7 Employees. Immediately prior to the Closing, Seller shall terminate the employment of all employees of Seller who are employed in connection with the Business. Buyer agrees to offer employment to all of such employees immediately after the Closing. Such employment in each case shall be at wage and benefit levels comparable (without preexisting condition limitations) to those maintained by Seller for such employees. In the event that any employee of Seller declines to sign a waiver of severance benefits from Seller, as contemplated by Section 8.8, Buyer agrees, on behalf of itself and its affiliates, to the extent permitted by applicable law and to the extent it will not create successor liability for Buyer, that it will not retain such individual, as an employee or consultant, for a period of twelve months from the Closing Date.

         10.8 Third Party Claims. Buyer agrees to cooperate with and assist Seller in connection with any claim, suit, proceeding, governmental investigation or other matter relating to the conduct of the Business prior to the Closing Date by using its reasonable efforts to make available at reasonable times and places, at no material cost to the Buyer, such records, books, contracts documents, engineering specifications and other information, and such personnel of Buyer, as Seller may reasonably request.

         10.9 Covenants Not to Compete. Each of Seller and Barry agrees that it will not, for a period of three (3) years after the date hereof, directly or indirectly, for itself or with or on behalf of any individual, partnership, firm, corporation or other entity, engage in, own any interest in, manage, operate, control, loan money to, be employed or engaged by, render consulting or advisory services to, represent, or participate in or be connected in the management or control of, any business that is then engaged within the Restricted Area (as defined below) in the Business (other than in connection with the stadium cushions referred to in Section 1.3). For purposes of this Agreement, the term "Restricted Area" shall mean the United States of America; provided, however, that for the business of producing, selling or distributing products that use thermal retention technology in connection with pizza products, the Restricted Area shall mean the United States of America and all countries in which Seller has sold or distributed products in the one-year period prior to the Closing.

          Seller agrees that the time limits, geographic scope and limitations of activities set forth above are reasonable and necessary to protect the legitimate interests of Buyer. If any court determines that any provision of this paragraph is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration of scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

          Anything contained in this Section 10.9 to the contrary notwithstanding, in the event of the "Sale" of Barry, Barry and Seller shall have the right to terminate the non-competition restrictions of this Section
10.9 by delivering to Buyer a written agreement, executed by Seller and Barry, to forego receipt of any additional consideration for the Transferred Assets under Section 2.5. For purposes of this paragraph, a "Sale" of Barry shall mean
(i) any merger or consolidation of Barry in which Barry is not the continuing or surviving corporation or pursuant to which shares of Barry are converted into cash, securities or other property, other than a transaction in which the holders of Barry's voting stock immediately prior to the transaction shall, upon consummation of the transaction, own at least 50% of the voting stock of the continuing or surviving corporation, (ii) any sale or other transfer of all or substantially all of the assets of Barry to an unaffiliated third party or parties or (iii) a transaction or series of transactions in which any person or persons become the beneficial owner, directly or indirectly, of securities of Barry representing a majority of the voting power of all of then outstanding securities of Barry having the right under ordinary circumstances to vote in the election of the Board of Directors.

         10.10 Indemnification of Brokerage. Barry agrees to indemnify and save Buyer harmless from any claim or demand for commission or other compensation by any broker, finder, agent or similar intermediary employed by Barry, either on its own behalf or on behalf of Seller, to sell the assets of Seller.

         10.11 Exclusive Dealing. From the date hereof through the earlier of the Closing Date or termination of this Agreement pursuant to Section 13, Seller and Barry agree that they will not, directly or indirectly, encourage, initiate or engage in discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group, other than Buyer, concerning any purchase of any equity interest in the Seller, or any merger, sale of substantial assets or similar transaction involving the Seller.

         10.12 Company Name. Immediately after the Closing Date, Seller and Barry shall take such action as is necessary to change the corporate name of Seller to delete any use of the word "Vesture," and shall cooperate with Buyer's efforts to obtain and use such name. Notwithstanding the foregoing, Buyer agrees to allow Seller to use the name "Vesture" for a period of 90 days after the Closing solely for the limited purpose of collecting its accounts receivable and otherwise to wind-up its business.

         10.13 Bulk Transfer Laws. Buyer hereby waives compliance by Seller with the provisions of any so-called bulk transfer laws of any jurisdiction in connection with the sale of the Transferred Assets to Buyer. Seller shall, without adjustment for any tax benefit, indemnify and hold harmless Buyer against any and all liabilities which may be asserted by third parties against Buyer as a result of Seller's noncompliance with any such bulk transfer law (except for those liabilities assumed by Buyer hereunder or in the Assumption Agreement).

         10.14 Financing. Buyer shall use commercially reasonable efforts to obtain financing to satisfy the condition set forth in Section 9.7.

         10.15 Nondisclosure of Proprietary Data. Following the date of this Agreement, neither Seller nor Barry shall, at any time, make use of, divulge or otherwise disclose, directly or indirectly, any trade secrets or other non-public, proprietary information concerning the Business. Notwithstanding the foregoing, Seller or Barry may disclose such information if required to do so by law, by government regulation or order, by subpoena or by any other legal, administrative or legislative process. In such event, Barry or Seller will use its commercially reasonable efforts to provide Buyer with advance notice of any request for disclosure as promptly as is feasible in order that Buyer may seek a protective order or other appropriate remedy as Buyer deems necessary.

         10.16 Computer System Access by Buyer. Until December 31, 2003, Seller and Barry shall give Buyer access to, and the right to copy and transfer, business information stored on Barry's computer system to the extent such information is related to the Business. Seller and Barry will provide such information in a transferable format if Seller or Barry has the existing capability to do so. Seller and Barry will provide Buyer with information regarding programs used by Barry and Seller and the encryption keys, identification numbers and passwords necessary to obtain access to the business information. Until December 31, 2003, Seller and Barry shall also give Buyer access to substantially the same data processing services of Seller and Barry that are used by Seller on the Closing Date to the extent such access or use by Buyer is not prohibited or otherwise restricted by an agreement between Seller or Barry with a third-party; provided, however, that Buyer shall be responsible for reimbursing Seller or Barry for any third-party costs and expenses incurred by Seller or Barry to provide the services and computer access described in this
Section 10.16, including but not limited to the cost of data lines.

         10.17 Ad Valorem Taxes. Seller and Buyer agree that ad valorem taxes on the Transferred Assets and the Exhibit 1.3 Intellectual Property for the year 2003 shall be prorated between Buyer and Seller as of the Effective Date. Seller shall be responsible for all ad valorem taxes relating to any period prior to the Effective Date, and Buyer shall be responsible for all ad valorem taxes relating to any period after the Effective Date. To the extent readily ascertainable as of the Closing Date, ad valorem taxes on the Transferred Assets and the Exhibit 1.3

Intellectual Property through the Effective Date shall be determined by the parties and an appropriate Closing Date adjustment to the Closing Purchase Price shall be made. To the extent such ad valorem taxes are not readily ascertainable as of the Closing Date, and if either Buyer on the one hand, or Seller on the other hand, pays or is required to pay ad valorem taxes for which the other party is responsible, as set forth in the second sentence of this Section 10.17, the responsible party shall, upon notice, promptly remit to the other party who pays or is required to pay such taxes the amount of the ad valorem taxes for which the remitting party is responsible.

         10.18 COBRA Coverage. Seller shall retain all responsibility and liability for providing COBRA coverage (pursuant to Code Section 4980B) and any state-mandated continuation coverage under any group health plan(s), as defined in Code Section 5000(b)(1), of Seller for each person who on the Closing Date has existing continuation coverage with Seller, or has a right to continuation coverage under Seller's group health plan(s), and for each "M&A qualified beneficiary," as defined in Treas. Reg. Sec. 544980B-9, Q&A 4(a).

         SECTION 11. ACCOUNTS RECEIVABLE

         11.1 Buyer's Assistance to Collect Accounts Receivable. Seller shall deliver to Buyer at Closing a schedule of the accounts receivable of Seller as of the Effective Date (the "Accounts Receivable") which remain unpaid showing, as to each sum receivable, the name of the account debtor, the amount owed, the date of the creation of the receivable and any identifying number assigned to such receivable. Upon its receipt of such Schedule, Buyer shall use reasonable commercial efforts to cooperate with Seller's efforts to collect the Accounts Receivable for the benefit of Seller and without any additional cost to Seller. All customers will continue to remit payments of the Accounts Receivable to a bank account designated by Seller which will be under the exclusive control of Seller. If Buyer should receive any payments of the Accounts

Receivable, it will promptly remit such amounts to Seller together with information regarding the identity of the paying customer and the related invoice. Buyer shall provide Seller with a written report on a bi-monthly basis showing the efforts made to collect the Accounts Receivable and describing the results of such efforts. If either Seller or Barry receives any payments of accounts receivable of Buyer, it will promptly remit such amounts to Buyer, together with information regarding the identity of the paying customer and the related invoice.

         11.2 Purchase of Accounts Receivable. To the extent that Seller has not received on the Qualified Accounts Receivable (as defined below) payments equal to (i) the amount of the Qualified Accounts Receivable minus (ii) $50,000 (the "Threshold Amount") prior to the ninetieth (90th) day following the Closing Date, Seller shall have the right (the "Put Right") to require Buyer to purchase, for cash, the then uncollected Qualified Accounts Receivable, and all rights related thereto, for an amount (the "Put Amount") equal to the difference between the Threshold Amount and the actual amount collected by Seller on account of the Qualified Accounts Receivable as of the date on which Seller elects to exercise its Put Right. The Put Right may be exercised by Seller at any time during the 30-day period following the end of the 90-day period described above by delivery of a written notice of exercise to Buyer. Buyer shall make payment to Seller of the Put Amount within 20 days of its receipt of such written notice of exercise. If either Seller or Barry receives any payments on the Accounts Receivable after Seller has exercised the Put Right and has received payment from Buyer of the Put Amount, it will promptly remit such payments to Buyer. Furthermore, Seller and Barry shall use reasonable commercial efforts to cooperate with Buyer's efforts to collect the Qualified Accounts Receivable purchased by Buyer pursuant to the Seller's exercise of the Put Right. The term "Qualified Accounts Receivable" has the definition set forth in
Exhibit 11.2 hereof. In the event
of the commencement of any proceeding under any bankruptcy or insolvency law by or against the obligor of a Qualified Account Receivable (a "Bankruptcy Event"), such Qualified Account Receivable shall be treated as having been collected in full for purposes of determining the Put Amount. If (i) a Qualified Account Receivable is purchased by Buyer as a result of Seller's exercise of the Put Right and (ii) within one (1) year of Buyer's payment to Seller of the Put Amount either the obligor of such Qualified Account Receivable has a Bankruptcy Event or Buyer files suit against the obligor to collect the unpaid Qualified Account Receivable and the obligor has a Bankruptcy Event while the suit is pending (whether before or after such one (1) year period), then Seller shall promptly return to Buyer the amount paid to Seller for such Qualified Account Receivable in exchange for such Qualified Account Receivable.

         SECTION 12. LITIGATION WITH COOKTEK AND THERMAL SOLUTIONS

         12.1 Pending Litigation. Seller is currently a party to a lawsuit (the "Litigation") which is pending in the United States District Court of the Middle District of North Carolina (the "District Court") (Civil Action No. 1:01CV01006). The other parties to the Litigation include CookTek, Inc. ("CookTek") and Thermal Solutions, Inc. ("ThermalSolutions").

         12.2 Assumption of Liability and Indemnification. Subject to the conditions, limitations and other provisions of this Section 12, Buyer agrees to reimburse and indemnify Seller and Barry for (a) third-party service costs, expenses and fees, including attorneys' fees, of Seller and Barry incurred after the Effective Date which arise out of, result from, or relate to the Litigation or any of the claims asserted in the Litigation, regardless of whether such claims are asserted in the District Court or in any other court, including any appellate court, or in any arbitration proceeding (the "Litigation Costs"), and
(b) monetary damages assessed against Seller or an amount in settlement of the Litigation paid by Seller (the "Damages Amount", and together with the Litigation Costs, the "Litigation Liabilities") as set forth in this Section 12.

         12.3 Payments of Litigation Liabilities by Buyer. From and after the Effective Date, Buyer shall be obligated to reimburse Seller and Barry for all Litigation Liabilities until the aggregate amount of all payments by Buyer for Litigation Liabilities equals $300,000 (the "Litigation Liability Threshold"), except that if Seller accepts a Monetary Settlement (as defined in
Section 12.4) of the Litigation, Buyer shall not be required to contribute to the Damages Amount in such settlement of the Litigation. Buyer shall reimburse Seller for such Litigation Liabilities, up to the Litigation Liability Threshold, in the manner provided in Section 12.8. In the event that suit is filed by CookTek or ThermalSolutions against Buyer regarding the heat induction technology at issue in the Litigation, (i) all third-party service costs, expenses and fees, including attorneys' fees, paid by Buyer in defense of such suit, and (ii) monetary damages assessed against Buyer or any amount in settlement of such suit paid by Buyer (collectively, "Buyer Litigation Expenses") shall be treated as Litigation Liabilities paid by Buyer solely for purposes of determining whether the Litigation Liability Threshold has been met. Buyer agrees to promptly provide Seller and Barry with documentation showing all Buyer Litigation Expenses incurred by Buyer. If, after adjustment for Buyer Litigation Expenses as provided above, Buyer has paid to Seller an amount in excess of the Litigation Liability Threshold, Seller shall promptly reimburse Buyer in an amount equal to the Litigation Liabilities previously paid by Buyer to Seller or Barry or to Merchant & Gould on behalf of Seller, but in no event shall such reimbursement exceed $300,000.

         12.4 Offer of Settlement of Litigation and Notice of Settlement. Any settlement of the Litigation, other than a Monetary Settlement (as defined below) or a Non-Material Settlement (as defined below), shall require the approval of Seller, Barry and Buyer. If Seller or Barry receives a bona fide offer of settlement of the Litigation, other than an offer of a Monetary Settlement or a Non-Material Settlement (such bona fide offer which is not a Monetary Settlement or a Non-Material Settlement, a "Settlement Offer"), and wishes to accept such Settlement Offer, Seller shall notify Buyer of the terms of the Settlement Offer and its desire to accept such Settlement Offer (the "Settlement Notice"). Buyer shall then have ten (10) days from the date of the Settlement Notice to accept or reject the Settlement Offer. If Buyer does not respond to the Settlement Notice within such ten (10) day period, it will be deemed to have accepted the Settlement Offer. For purposes of this Section 12,
(a) a "Monetary Settlement" is a full and complete settlement of all claims in the Litigation if the terms of the settlement provide only for the payment of funds by Seller and do not contemplate any restriction on the use of patents which are the subject of the Litigation or the requirement that Buyer make any payment of any royalty or other amount for future use of any patents and (b) a "Non-Material Settlement" is a full and complete settlement of all claims in the Litigation which does not qualify as a Monetary Settlement so long as the only restrictions on Buyer involve the payment of a royalty to use the patent rights which are the subject of the Litigation at a rate not to exceed 5% of gross sales and Buyer obtains the right to use such patent rights for a term of at least three (3) years.

         12.5 Acceptance by Buyer of Settlement. If, within ten (10) days of receipt of the Settlement Notice, Buyer accepts the Settlement Offer, Buyer shall be obligated to reimburse Seller for any Damage Amount due under the Settlement Offer to the extent that the Litigation Liability Threshold has not been met, and once such Litigation Liability Threshold is met, all additional Litigation Liabilities incurred by Seller shall be borne by Seller. Buyer shall reimburse Seller for the amount provided in this Section 12.5 in the manner provided by Section 12.8. Seller may accept a Monetary Settlement or a Non-Material Settlement without obtaining the consent or approval of Buyer.

         12.6 Rejection of Settlement Offer by Buyer. If Buyer declines to accept a Settlement Offer and the Litigation is not settled because of Buyer's failure to accept the Settlement Offer, Buyer shall be obligated to reimburse Seller for all Litigation Liabilities until the aggregate amount of Litigation Liability payments paid by Buyer equals the Litigation Liability Threshold, and after such Litigation Liability Threshold is reached, all Litigation Liabilities shall be divided equally between Seller and Buyer until the amount allocated to Buyer equals $150,000 after which all additional Litigation Liabilities shall be borne by Seller. Buyer shall reimburse Seller for the amounts provided in this
Section 12.6 in the manner provided in Section 12.8. Seller and Barry hereby represent to Buyer that neither of them is currently engaged in settlement discussions with any of the other parties to the Litigation.

         12.7 Participation in the Litigation. The parties agree that both Seller and Buyer will have the right following the Closing to participate in the defense of the Litigation on behalf of Seller. Seller and Buyer will keep one another informed with respect to all significant developments in the Litigation, and will cooperate with the other in regard to all actions to be taken by Seller in connection with the Litigation. Notwithstanding its obligation to cooperate with Buyer in the defense of the Litigation, Seller shall have final decision-making authority with respect to all actions to be taken by Seller in the Litigation, except that Seller shall not make or accept any Settlement Offer without the prior approval of Buyer as set forth in this Section 12.

         12.8     Reimbursement by Buyer of Seller's Litigation Liabilities.

                  (i) With respect to all Litigation Liabilities for which Buyer is obligated to reimburse Seller in accordance with this
                  Section 12, Buyer shall reimburse Seller for such Litigation Liabilities within 30 days of Buyer's receipt of invoices or other evidence thereof; provided, however, Buyer shall not be required to begin reimbursing Seller for such Litigation Liabilities until December 1, 2003, on which date Buyer shall bring Seller current on all invoices or other evidence previously submitted by Seller, and thereafter Buyer shall reimburse Seller within 30 days after receipt of all invoices or other evidence of reimbursable Litigation Liabilities.

                  (ii) Notwithstanding the provisions of Section 12.8(i), but without affecting the limitations herein on Buyer's responsibility for Litigation Liabilities, Seller may make arrangements with Merchant & Gould, Seller's attorneys in the Litigation, for Merchant & Gould to send invoices for legal services rendered in the Litigation after the Effective Date directly to Buyer so long as the due date for payment of the invoices is no earlier than December 1, 2003.

         12.9 Litigation Liability Reimbursement by Seller. In the event that a final judgment is rendered against Seller in the Litigation that prevents Buyer from using the heat induction technology at issue in the Litigation and such judgment has not been appealed within the required time period or all appeals have been exhausted (a "Final Litigation Judgment"), Seller and Buyer shall determine the final amount of Litigation Liabilities owing from Buyer to Seller under Section 12, which amount shall include all amounts previously paid by Buyer to Seller or paid by Buyer to Merchant & Gould on behalf of Seller under this Section 12 (the "Preadjustment Liability Amount"). In such event, the Preadjustment Liability Amount shall be reduced by $100,000, but not below zero (the "Adjusted Liability Amount"). If Buyer has previously paid to Seller or paid to Merchant & Gould on behalf of Seller under this Section 12 amounts totaling more than the Adjusted Liability Amount, Seller and/or Barry shall promptly pay to Buyer the amount of such excess. If Buyer has not paid Seller under this Section 12 amounts totaling the Adjusted Liability Amount, Buyer shall promptly pay to Seller the difference between the Adjusted Liability Amount and the total of the amounts previously paid.

         12.10 Additional Consideration Adjustment. In the event of a Final Litigation Judgment and/or in the event that a final judgment (other than a judgment pursuant to a settlement) is rendered against Buyer that prevents Buyer from using the heat induction technology at issue in the Litigation and such judgment has not been appealed within the required time period or all appeals have been exhausted (a "Buyer Final Litigation Judgment"), as of the date of such Final Litigation Judgment or Buyer Final Litigation Judgment, Section 2.5 above shall be superseded and replaced in its entirety with the following
Section 2.5A, and all references in this Agreement to Section 2.5 shall be deemed to refer to Section 2.5A:

                  2.5A     Additional Consideration.

                  (a) As additional consideration for the Transferred Assets and the Exhibit 1.3 Intellectual Property, Buyer shall pay to Seller (i) an amount equal to ten percent (10%) of the net sales of Buyer in excess of $4.5 million for each of the twelve month periods ending on December 31, 2004 (the "2004 Period") and December 31, 2005 (the "2005 Period"); (ii) an amount equal to five percent (5%) of the net sales of Buyer in excess of $4.5 million for the twelve month period ending on December 31, 2006 (the "2006 Period"); (iii) an amount equal to four percent (4%) of the net sales of Buyer in excess of $4.5 million for the twelve month period ending on December 31, 2007 (the "2007 Period"), and (iv) an amount equal to ten percent (10%) of the net sales of Buyer for the period commencing on the first day following the Effective Date and ending on December 31, 2003 (the "2003 Period") in excess of the difference between $4.5 million and the net sales of Seller from December 29, 2002 through the Effective Date. For purposes of this Section 2.5A, the "net sales" of Buyer shall mean the gross sales of products related to the Business by Buyer and all subsidiaries and other affiliates of Buyer less returns and discounts on such sales and shall be determined in accordance with generally accepted accounting principles ("GAAP") and Seller's historical accounting practices. Within 30 days after the completion of the 2003 Period and within 30 days after the completion of each six-month period during the 2004 Period, the 2005 Period, the 2006 Period and the 2007 Period, Buyer shall furnish to Seller a statement in writing (a "Reporting Statement") showing Buyer's net sales for the applicable reporting period and the method by which such net sales were determined, including a breakdown of sales by customer, products sold and product price and accompanied by a statement, certified by the chief accounting officer of Buyer, confirming, to the best knowledge of such officer, the accuracy of the information furnished to Seller. The Reporting Statements shall also be accompanied by payment in full of the amount of the additional consideration owed to Seller for the relevant reporting period, if any. Seller shall have the right, exercisable at any time within 30 days following its receipt of a Reporting Statement, to review the books and records of Buyer and its subsidiaries and other affiliates, if any, to confirm the accuracy of the information presented in the

                  Reporting Statement and the accuracy of the amount of any payment accompanying such Reporting Statement. Seller and Barry agree that any information provided under this Section 2.5A shall be kept strictly confidential and only used for the purpose provided for herein.

                  (b) In the event that a Final Litigation Judgment or a Buyer Final Litigation Judgment is rendered, any sales directly related to products using the heat induction technology at issue in the Litigation ("Excluded Products"), if any, shall be subtracted from the net sales of Buyer in determining any additional consideration due under Section 2.5A (a). In addition, if Seller or Barry has previously received payments of additional consideration for net sales of Excluded Products prior to the Final Litigation Judgment or a Buyer Final Litigation Judgment pursuant to Section 2.5, Seller shall promptly refund the amount of such additional consideration to Buyer. Notwithstanding the foregoing, the total amount of additional consideration that Seller is required to refund to Buyer pursuant to the immediately preceding sentence plus the amount of future additional consideration otherwise due under
                  Section 2.5A(a) which Buyer is not required to pay for net sales of Excluded Products by virtue of this Section 2.5A(b) shall not exceed, in the aggregate, the amount of the Buyer Litigation Expenses.

         SECTION 13. TERMINATION; SURVIVAL

         13.1. Termination. Anything herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

                  (i)      by mutual consent of Seller, Barry and Buyer;

                  (ii) by Seller and Barry, if any of the conditions set forth in Section 8 shall have become incapable of fulfillment and shall not have been waived by Seller and Barry;

                  (iii)    by Buyer, if any of the conditions set forth in
                  Section 9 shall have become incapable of fulfillment and shall not have been waived by Buyer; or

                  (iv) by Seller and Barry or by Buyer, if the transactions contemplated hereby are not consummated on or before May 23, 2003 and the party seeking termination is not then in material breach of this Agreement.

         13.2 Survival. If this Agreement is terminated and the transactions contemplated hereby are not consummated in accordance with the provisions of
Section 13.1, this Agreement shall become void and of no further force and effect, except for Section 10.1 relating to the obligation of Buyer to keep confidential, to return and not to use certain information and data obtained by it from Seller and Barry.

         SECTION 14. INDEMNIFICATION

         14.1 Indemnification by Buyer. Buyer agrees to indemnify, defend and hold each of Seller and Barry and their respective successors and assigns harmless from and against any and all losses, claims, demands, damages, costs and expenses (including without limitation, reasonable attorneys' fees and disbursements) of every kind, nature and description (collectively,

"Claims") based upon, arising out of or otherwise in respect of (i) any inaccuracy in or any breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement or in any certificate, document or instrument delivered by Buyer pursuant to this Agreement, to the extent such inaccuracy or breach has not been specifically waived in writing by Seller and Barry, (ii) any Assumed Liability or (iii) the Business as conducted by Buyer or its affiliates (and any use of the Transferred Assets or the Exhibit 1.3 Intellectual Property) from and after the Closing Date; provided that the sum of all Claims shall exceed $10,000 in the aggregate before Seller or Barry shall be entitled to indemnification under this Section 14.1 and then they shall be entitled to indemnification hereunder in respect of any Claim only to the extent that all unpaid Claims exceed, in the aggregate, $10,000.

         14.2 Indemnification by Seller. Seller agrees to indemnify, defend and hold Buyer and its successors and assigns harmless from and against any and all Claims based upon, arising out of or otherwise in respect of (i) any inaccuracy in or any breach of any representation, warranty, covenant or agreement of Seller or Barry contained in this Agreement or in any certificate, document or instrument delivered by Seller or Barry pursuant to this Agreement, to the extent such inaccuracy or breach has not been specifically waived in writing by Buyer, (ii) the Business (except for Assumed Liabilities or as otherwise provided in this Agreement) as conducted by Seller prior to the Effective Date, or (iii) any liability or obligation of Seller or Barry other than the Assumed Liabilities; provided that the sum of all Claims asserted by Buyer against Seller pursuant to this Section 14.2 and Barry pursuant to Section
14.3 shall exceed $10,000 in the aggregate before Buyer shall be entitled to indemnification under this Section 14.2 and then Buyer shall be entitled to indemnification hereunder in respect of any Claim only to the extent that all unpaid Claims against Seller and Barry exceed, in the aggregate, $10,000.

         14.3 Indemnification by Barry. Barry agrees to indemnify, defend and hold Buyer and its successors and assigns harmless from and against any and all Claims based upon, arising out of or otherwise in respect of (i) any inaccuracy in or any breach of any representation, warranty, covenant or agreement of Barry contained in this Agreement or in any certificate, document or instrument delivered pursuant to this Agreement, to the extent such inaccuracy or breach has not been specifically waived in writing by Buyer or
(ii) any liability or obligation of Seller or Barry other than the Assumed Liabilities; provided that the sum of all Claims asserted by Buyer against Seller pursuant to Section 14.2 and Barry pursuant to this Section 14.3 shall exceed $10,000 in the aggregate before Buyer shall be entitled to indemnification under this Section 14.3 and then Buyer shall be entitled to indemnification hereunder in respect of any Claim only to the extent that all unpaid Claims against Seller and Barry exceed, in the aggregate, $10,000.

         14.4 Notice and Opportunity to Defend. Any party claiming indemnification under this Section 14 ("Claimant") shall deliver (by courier or registered or certified mail, postage prepaid) to the party from whom indemnity is sought ("Indemnitor") written notice (each such notice being herein called an "Indemnity Notice") of any claim under this Section 14 (each such claim being herein called an "Indemnification Claim") reasonably promptly after Claimant shall become aware of its existence. Upon the written request of Indemnitor, Claimant shall furnish to Indemnitor copies of any documents specifically requested that (a) directly relate to any Indemnification Claim under this
Section 14 and (b) are in the possession or control of Claimant. If any such Indemnification Claim shall relate to a claim against Claimant by a third person or entity, Indemnitor shall have the right to negotiate, defend and/or settle such claim; provided, however, that the Indemnitor shall pay any and all losses, costs, damages, claims, liabilities, or expenses relating to such negotiation, defense, or settlement.

         Indemnitor shall have 30 days after the receipt of an Indemnity Notice to dispute the validity of an Indemnification Claim by delivering written notice (by courier, overnight delivery, facsimile transmission (with receipt confirmed) or registered or certified United States mail, postage prepaid) of its dispute to Claimant (a "Dispute Notice"). If Indemnitor does not dispute the Indemnification Claim by delivering such a Dispute Notice, it shall forthwith pay to Claimant the amount of damage, loss, cost or expense set forth in the Indemnity Notice (including, without limitation, any reasonable fees and disbursements of Claimant or its agents set forth therein). If Indemnitor does dispute the Indemnification Claim, and Claimant has received a Dispute Notice within 30 days after the receipt by Indemnitor of the relevant Indemnity Notice, the parties hereto shall refrain from commencing any action or proceeding in connection with the disputed Indemnification Claim for a period of 60 days after the receipt of the Dispute Notice and shall enter into and pursue with reasonable diligence during such period good faith negotiations directed toward the settlement or compromise of the disputed Indemnification Claim.

         14.5 Limitations. The indemnification provided for in Sections 14.1, 14.2 and 14.3 shall be subject to the limitations that payments in respect of any Indemnification Claim shall be computed net of any insurance proceeds and any indemnity, contribution or other similar payment received by the Claimant from any third party with respect to the loss, damage, expense or liability resulting in such Indemnification Claim; provided, however, that the foregoing limitation shall not limit or affect the right of subrogation of any insurance company.

         SECTION 15. MISCELLANEOUS

         15.1 Survival of Representations and Warranties. All representations and warranties of Seller and of Buyer made in this Agreement or in any certificate, document or other instrument delivered pursuant hereto shall survive the execution and delivery hereof and the Closing but shall expire and be of no further force or effect as to any claim or matter not asserted in writing on or before the first anniversary of the Closing Date; provided, however, that the representations and warranties of Seller contained in Sections 5.1, 5.2 and 5.3, the representations and warranties of Barry contained in Sections 6.1, 6.2 and 6.3, and the representations and warranties of Buyer contained in Section 7.1 and 7.2 shall survive and continue to be in force for a period of five (5) years after the Closing Date. All covenants of the parties set forth in this Agreement shall survive and continue to be in force and effect for an indefinite period of time after the Closing Date.

         15.2 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally or mailed by United States certified or registered mail, postage prepaid or delivered by courier or sent by facsimile transmission (with receipt confirmed). Any such notice shall be deemed given upon its receipt at the following address:

                  (i) if to Seller or Barry at:

                      R. G. Barry Corporation
                      13405 Yarmouth Road, N.W.
                      Pickerington, Ohio 43147
                      Attention: Chief Executive Officer
                      Telephone Number: (614) 864-6400
                      Facsimile Number: (614) 864-8069

                  (ii)if to Buyer, at:

                      Vesture Acquisition Corp.
                      120 East Pritchard Street
                      Asheboro, North Carolina 27203
                      Attention: Byron Owens
                      Telephone Number: (336) 629-3000
                      Facsimile Number: (336) 629-2976

Any party may, by notice given in accordance with this Section 15.2 to the other party or parties, designate another address or person for receipt of notices hereunder.

         15.3 Entire Agreement. This Agreement (including the Exhibits referred to herein) and the collateral agreements and instruments executed in connection with the consummation of the transactions contemplated hereby contain the entire agreement between the parties with respect to the transfer of the Transferred Assets and the Exhibit 1.3 Intellectual Property to Buyer and the assumption by Buyer of the Assumed Liabilities and supersede all prior agreements, written or oral, with respect thereto. Neither Seller, Barry nor Buyer has made any representation or warranty to the others in connection with the transactions contemplated by this Agreement other than those contained herein and in the collateral agreements and instruments referred to above.

         15.4 Waiver and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

         15.5 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of North Carolina applicable to agreements made and to be performed entirely within such State without regard to such state's choice of law provisions.

         15.6 Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives. This Agreement is not assignable except by operation of law. This Agreement shall not confer any rights or remedies upon any individual, entity or other person other than the parties to this Agreement and their respective successors and permitted assigns.

         15.7 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts and by facsimile, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

         15.8 Further Assurances. Each of Seller and Barry shall, at the request and expense of Buyer, at any time and from time to time following the Closing promptly execute, acknowledge (where appropriate) and deliver to Buyer all such further instruments and take all such further action as, in Buyer's reasonable judgment, may be necessary or appropriate to more effectively transfer to Buyer, or to perfect or record Buyer's title to or interest in, or to enable Buyer to use, the Transferred Assets and the Exhibit 1.3 Intellectual Property or otherwise to confirm or carry out the provisions and intent of this Agreement.

         15.9 Severability of Provisions. If any provision or any portion of any provision of this Agreement or the application of any such provision or any portion thereof to any person or circumstances, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement, or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

         15.10 Exhibits. All Exhibits to this Agreement are hereby incorporated in and made a part of this Agreement as if set forth in full herein. All references in this Agreement to an "Exhibit" refer to an Exhibit to this Agreement.

         15.11 Captions. All Section titles or captions contained in this Agreement or in any Exhibit annexed hereto or referred to herein are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement. All references in this Agreement to a "Section" or to "Sections" shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

         15.12 Definition of Knowledge. For purposes of this Agreement, Seller's Knowledge means the actual knowledge of any of the Barry Officers (as defined below) or any of the following employees of Vesture, so long as each such employee of Vesture, prior to Closing, shall have provided Seller and Barry as of the Closing Date a certificate stating that such person has read the representations and warranties made by Seller in this Agreement and that, to such person's knowledge, as of the date of this Agreement and as of the Closing Date such representations and warranties are true and correct: Wayne Baldwin, Fred Kerr, Brenda Delooze, Mark VanHoy and Stewart Glenn. For purposes of this Agreement, Barry's knowledge means the actual knowledge of Daniel Viren, Michael Krasnoff, Gordon Zacks, Richard Burrell, Gary Sandefur and Don Van Steyn (the "Barry Officers").

         15.13 Arbitration. All disputes arising under this Agreement between Seller and/or Barry, on the one hand, and Buyer, on the other hand, shall be submitted to binding arbitration to be conducted by one (1) arbitrator in accordance with the Commercial Dispute Resolution Procedures of the American Arbitration Association, but only after completion of the dispute resolution procedures set forth in Section 14 of this Agreement (if required by Section
14). The award rendered in the arbitration shall be conclusive and binding upon the parties hereto, and judgment upon the award may be entered in any court having jurisdiction. The arbitration shall take place at a location selected by the arbitrator. The arbitrator shall have no power to change any of the provisions of this Agreement in any respect, and the jurisdiction of the arbitrator is hereby expressly limited accordingly. No claims or defenses, legal or factual, may be raised in the arbitration proceeding which were not presented by the parties during the 90 day period during which they endeavored to resolve such disputes. The parties agree that the party to an arbitrated dispute who loses the dispute shall pay all reasonable legal and professional expenses (including the legal fees and expert witness fees of the prevailing party) relating to the arbitrated dispute; except that the party asserting the Claim shall pay the arbitrator's fees and expenses. In the event that the arbitrator does not rule entirely in favor of one party to the dispute, the arbitrator shall determine to what extent each party shall pay such expenses (except as aforesaid with respect to the arbitrator's fees and expenses).

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day, month and year first above written.

                             SELLER:

                             VESTURE CORPORATION

                             By:     /s/ Daniel D. Viren
                                 -------------------------------------------
                                 Daniel D. Viren
                                 Secretary and Treasurer

                             BARRY:

                             R. G. BARRY CORPORATION

                             By:     /s/ Daniel D. Viren
                                 -------------------------------------------
                                 Daniel D. Viren
                                 Senior Vice President - Finance, Chief
                                   Financial Officer, Secretary and Treasurer

                             BUYER:

                             VESTURE ACQUISITION CORP.

                             By:     /s/ Byron Owens
                                 -------------------------------------------
                                 Byron Owens
                                 President

                                       56